Exhibit 11

Exhibit 11. Statement re computation of per share earnings.

TORCHMARK CORPORATION

COMPUTATION OF EARNINGS PER SHARE

	Three months ended September 30,
	2004	2003
Income before cumulative effect of change in accounting principle	$124,132,000	$107,882,000
Cumulative effect of change in accounting principle (net of applicable tax)	0	0

Net Income	$124,132,000	$107,882,000

Basic weighted average shares outstanding	109,156,142	113,651,952
Diluted weighted average shares outstanding	110,938,242	114,254,065
Basic earnings per share:
Income before cumulative effect of change in accounting principle	$1.14	0.95
Cumulative effect of change in accounting principle (net of applicable tax)	0.00	0.00

Basic net income per share	$1.14	$0.95

Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$1.12	$0.94
Cumulative effect of change in accounting principle (net of applicable tax)	0.00	0.00

Diluted net income per share	$1.12	$0.94

	Nine months ended September 30,
	2004	2003
Income before cumulative effect of change in accounting principle	$360,207,000	$318,107,000
Cumulative effect of change in accounting principle (net of applicable tax)	(7,163,000)	0

Net Income	$353,044,000	$318,107,000

Basic weighted average shares outstanding	110,780,008	115,491,021
Diluted weighted average shares outstanding	112,520,856	115,914,883
Basic earnings per share:
Income before cumulative effect of change in accounting principle	$3.25	2.75
Cumulative effect of change in accounting principle (net of applicable tax)	(0.06)	0.00

Basic net income per share	$3.19	$2.75

Diluted earnings per share:
Income before cumulative effect of change in accounting principle	$3.20	$2.74
Cumulative effect of change in accounting principle (net of applicable tax)	(0.06)	0

Diluted net income per share	$3.14	$2.74